Exhibit 10.18

AGREEMENT FOR PURCHASE AND SALE OF

REAL ESTATE AND RELATED PROPERTY

BY AND BETWEEN

HIGHWOODS REALTY LIMITED PARTNERSHIP

And

SJ COMPANY I LLC

Dated January 29, 2016

i

ii

AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE AND RELATED PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE AND RELATED PROPERTY (this “Agreement”) is made and entered into as of this 29th day of January, 2016 (the “Effective Date”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Seller”), and SJ COMPANY I LLC, a North Carolina limited liability company (or its Permitted Assignee, as defined in Paragraph 13(a) hereof), both of which are, or will be, authorized to do business in the State of North Carolina as a foreign limited liability company (“Purchaser”).

R E C I T A L S:

A.Seller is the owner of fee simple title to the Property (as such term is hereinafter defined).

B.Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, each upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the above Recitals which are incorporated herein, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.PURCHASE AND SALE OF PROPERTY.

Subject to the terms and conditions of this Agreement, Seller shall sell, convey and assign to Purchaser or its nominee or assignee, and Purchaser or its nominee or assignee shall purchase all rights, title and interest of Seller relating to the following described property (all of which is hereinafter collectively referred to as the “Property”):

(a)That certain tract of real estate containing approximately 2.942 acres improved with one (1) building containing approximately 32,527 rentable square feet, a parking lot and other improvements located in Wake County, North Carolina, which real estate is legally described on Exhibit A attached hereto and made a part hereof, together with (i) all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto, (ii) any and all oil, gas and mineral rights relating to such real estate, water and water rights, ditch and any other rights to use and appropriate water from or relating to such real estate; and a permanent non-exclusive easement for parking (the “Parking Easement”) on that portion of the Adjacent Property (as hereinafter defined) as shown on Exhibit A-1 attached hereto, which area shall be more particularly described by Buyer's survey subject to Seller's approval such approval not to be unreasonably withheld, conditioned or delayed (collectively, the “Land”); and

(b)all right, title and interest of Seller (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Land or any of it, and, subject to the provisions of Section 6, all right, title and interest of Seller (whether now or hereafter existing) in and to any award made or to be made as a result of or in lieu of condemnation, and in and to any award for damage to the Premises (as hereinafter defined) or any part thereof by reason of casualty (all of the foregoing being included within the term “Land”); and

(c)all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, loading docks, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures (collectively, the “Improvements”) (the Land and Improvements being collectively referred to as the “Premises”); and

(d)all furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, and window treatments utilized by Seller exclusively in connection with the Premises, and other tangible personal property owned by Seller or in which Seller otherwise has an interest (other than a leasehold interest) if utilized by Seller solely in connection with the Premises which is not owned by a Tenant under a Lease (as such terms are hereinafter defined), as described on Exhibit B attached to this Agreement, together with all replacements and substitutions therefor (together with the intangible personal property hereinafter identified, collectively the “Personal Property”); and

(e)all right, title and interest of Seller in all existing surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) and other documentation for or with respect to the Premises or any part thereof; all use, occupancy, building and operating permits, licenses and approvals relating to the Premises or any part thereof; to the extent assignable, all existing guarantees and warranties issued in connection with the purchase, construction, alteration, installation or repair of all or any portion of the Premises; to the extent assignable, construction drawings, soil tests, and environmental reports related to the Premises, all available correspondence relating to the leasing, repair, maintenance and operation of the Premises with the Tenants, vendors, suppliers, utility companies and other third parties; and such other existing books, records and documents (including, without limitation, those relating to ad valorem taxes and the lease) used in connection with the operation of the Premises or any part thereof; and

(f)all right, title and interest of Seller in and to the Leases and, to the extent assignable, Service Contracts (as hereinafter defined) which Purchaser elects to assume, if any, and the other intangible personal property, together with any associated good will, now or hereafter owned by Seller or in which Seller otherwise has an interest and used in connection with or arising from the business now or hereafter conducted on or from the Property or any part thereof, including, without limitation, lease and other contract rights, names, but excluding the name Highwoods, Highwoods Properties, Highwoods Realty Limited Partnership, or any derivation thereof and trademarks adopted by Seller or any of its affiliates which identifies the name Highwoods and also excluding claims and other choses in action of Seller. The only leases encumbering the Premises, or any part thereof, are described on Exhibit C attached hereto and incorporated herein by reference (the “Leases”). The term “Leases” shall also include any modifications, amendments, renewals or extensions of the Lease. A list of all employment, union, purchase, service and maintenance agreements, equipment leases and any other agreements, contracts, licenses and permits affecting or pertaining in any way to the Premises or any part thereof to which Seller is a party (the “Service Contracts”) is attached to this Agreement as Exhibit D.

2.PURCHASE PRICE.

The total consideration to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is Four Million Six Hundred Ninety-Two Thousand and No/100 Dollars ($4,692,000.00). The Purchase Price is subject to any adjustments as provided below in this Agreement, and shall be paid as follows:

(a)Earnest Money.

(i)Within two (2) business days of the Effective Date of this Agreement, Purchaser shall deliver to the Title Insurer (as hereinafter defined), as escrowee (“Escrowee”), the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Earnest Money”) in the form of a check payable to Escrowee, or a federal funds wire transfer to an account designated by Escrowee. The Earnest Money shall be held by Escrowee in an interest bearing account pursuant to a joint order escrow agreement between Seller and Purchaser in the form of the Escrow Agreement attached as Exhibit E hereto.

(ii)If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing (as hereinafter defined), the Earnest Money shall be delivered by the Escrowee to Seller as payment toward the Purchase Price. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated in its entirety by Purchaser pursuant to the terms hereof, or if the transaction fails to close with respect to the Property for any reason other than solely by reason of a default on the part of Purchaser, the Earnest Money shall be delivered by the Escrowee to Purchaser, together with any and all interest earned thereon, without deduction or setoff. If the transaction fails to close solely due to a default on the part of Purchaser, the Earnest Money shall be delivered by the Escrowee to Seller as its sole and exclusive remedy (provided Purchaser shall be responsible for Purchaser’s Continuing Obligations [as hereinafter defined in Paragraph 9(d) below] regardless of the amount thereof), as more particularly provided for in Paragraph 12(b) below.

(b)Cash at Closing. At Closing, Purchaser shall pay to Seller the Purchase Price less the Earnest Money delivered by the Escrowee to Seller, subject to the adjustments and prorations required by this Agreement, by wire transfer of federal funds to Escrowee (such amount, as adjusted, being referred to herein as the “Cash Balance”).

3.OPERATION OF PROPERTY THROUGH CLOSING. From the Effective Date through and including the first to occur of (i) the termination of this Agreement or (ii) the Closing Date (as hereinafter defined):

(a)Seller shall manage and operate the Property in the same manner that it is currently managing same and keep the Premises and the tangible Personal Property in good condition and repair, ordinary wear and tear and casualty damage excepted. Seller shall not transfer nor remove any Personal Property that is material to the operation or value of the Premises subsequent to the Effective Date unless Seller replaces the same prior to the Closing Date with Personal Property of equivalent or better utility and quality to the items replaced.

(b)Without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion, Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property other than such action as is necessary to maintain the Property in compliance with such rules and regulations applicable to all or any part of the Property, provided Seller may encumber the Premises with deeds of trust (which deeds of trust shall be canceled at Closing) and general utility easements if necessary for the proper operation thereof, but only after consent by Purchaser, which consent shall not be unreasonably withheld or delayed.

(c)From and after Effective Date, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion, Seller shall not modify, extend, amend or renew the Leases or enter into any new lease with respect to the Premises (including without limitation reducing the amount of any security deposit or releasing or modifying any guaranty, if any, of the Lease). Any modification, extension, amendment, or renewal entered into in accordance with this Paragraph 3(c) shall be deemed a part of the Leases, subject to the covenants, representations and warranties set forth in this Agreement with respect to the Lease.

(d)Seller shall comply with all federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices and orders, and all agreements, covenants, conditions, easements and restrictions relating to the Property, including, without limitation, any such requirements, rules, regulations, notices or orders issued or imposed after the date of this Agreement.

(e)If and when Seller has knowledge of the occurrence of any event which affects the truth or accuracy of any representations or warranties made by Seller under or pursuant to this Agreement, Seller shall promptly give written notice to Purchaser of such event, including, but not limited to, Seller’s receipt of (i) any written notices of material default or alleged material default by Seller or any Tenant under the Leases or by any party under any of the Service Contracts delivered or received by Seller from and after the Effective Date, and (ii) any written notices of alleged material violations of applicable law with respect to the Premises received by Seller from and after the Effective Date.

(f)Purchaser shall have access to the Premises upon reasonable prior notice to Seller (oral or written) or during normal business hours as is reasonably necessary for it to inspect same to assure that Seller is complying with the requirements of this Section 3, provided Purchaser’s access shall not unreasonably interfere with the Tenants’ use and enjoyment thereof under the Lease, nor shall such access violate the terms and provisions thereof.

(g)Seller shall cause to be maintained in force fire and extended coverage insurance and commercial general liability insurance upon the Premises in amounts of not less than One Million and 00/100 Dollars ($1,000,000.00).

(h)Seller shall not enter into any new Service Contract that is not terminable within thirty days of written notice relating to the Premises without the prior written consent of Purchaser, which shall not be unreasonably withheld, and Seller shall comply in all material respects with its obligations under any Service Contracts that exist as of the Effective Date. Seller hereby agrees and acknowledges that Purchaser may require Seller to terminate the existing Service Contracts, if any, at Seller’s sole cost and expense effective not later than thirty (30) days after the Closing Date as a condition of Purchaser’s consummating the purchase of the Premises. Seller further agrees that any and all management agreements and brokers’ agreements affecting the Premises shall be terminated as of the Closing Date. Seller shall provide Purchaser with evidence confirming the termination of all such Service Contracts prior to Closing.

(i)Seller shall not construct or permit to be constructed any improvements or capital items to or on the Improvements, including Tenant improvements, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld or delayed, except i) for Tenant improvements that a Tenant is entitled to, or that Seller is required to, make pursuant to the Leases, and ii) the Elevator Work (as hereinafter defined).

4.STATUS OF TITLE TO PREMISES.

(a)State of Title. At Closing, Seller shall convey to Purchaser, or Purchaser’s permitted designee or assignee, the entire fee simple estate in and to the Premises by a recordable special warranty deed, subject only to: (i) those covenants, conditions and restrictions and other exceptions to title to the Premises which are not disclosed by Purchaser to Seller as Unacceptable Title Matters pursuant to Paragraph 4(d) below (or implicitly approved by Purchaser not objecting to any such Unacceptable Title Matters during the Title Review Period [as defined in Paragraph 4(d) below] for the Premises), (ii) the lien of general real estate taxes for the current year and subsequent years which are not yet due or payable, and (iii) the rights of the

Tenants to occupy the Premises pursuant to the Leases (the above enumerated exceptions collectively referred to as the “Permitted Exceptions”). In addition to the foregoing and to the extent not reasonably provided as part of the Permitted Exceptions, Purchaser and Seller hereby agree to enter into the Parking Easement and a commercially reasonable cross access agreement between the Premises and that certain property located at 4800 Falls of Neuse Road, Raleigh, North Carolina (the “Adjacent Parcel”) to provide perpetual ingress, egress and regress in, on and across the both the Premises and the Adjacent Property in favor of the Premises and the Adjacent Parcel.

(b)Preliminary Evidence of Title. Within fifteen (15) days after the Effective Date, Purchaser shall obtain (and deliver copies to Seller of) a commitment (the “Title Commitment”) (and copies of the documents of record disclosed by the Title Commitment) for an Owner’s Title Insurance Policy proposing to insure Purchaser and committing to insure the Premises in the amount of the Purchase Price, issued by a title insurance company selected by Purchaser in its reasonable discretion (the “Title Insurer”). The Title Commitment shall be effective as of a date after the date of this Agreement.

(c)    Survey. Purchaser, at Purchaser’s sole cost and expense, may cause an accurate as-built survey and legal description of the Premises to be prepared and certified to Purchaser and the Title Insurer (the “Survey”), which shall be delivered to Seller upon the completion thereof.

(d)    Title Defects. If the Title Commitment or Survey discloses with respect to the Premises, exceptions to title or other matters unacceptable to Purchaser in its sole discretion (the “Unacceptable Title Matters”), Purchaser shall notify Seller of any Unacceptable Title Matter related to the Premises on or before the date which is twenty (20) business days after the Purchaser receives the Title Commitment (such twenty (20) business day period from the delivery to Purchaser of the Title Commitment, hereinafter referred to as the “Title Review Period” for the Premises, provided such notice shall be delivered to Seller, if at all, no later than five (5) business days prior to the end of the Due Diligence Period (as hereinafter defined)), and Seller shall have ten (10) business days from the date of such notice (a) to have each such Unacceptable Title Matter removed (without any obligation to do so, except Seller will be obligated to remove at Closing any monetary liens encumbering the Premises), or (b) to attempt to have the Title Insurer commit to insure over such Unacceptable Title Matter, in a manner reasonably acceptable to Purchaser (provided if the Title Insurer fails to insure over such Unacceptable Title Matter, Purchaser may terminate this Agreement, and as its sole remedy receive a refund of the Earnest Money), or (c) to correct each such other matter, in each case to the reasonable satisfaction of Purchaser. If within the time specified, Seller fails to have each such Unacceptable Title Matter removed, insured over or corrected as aforesaid, Purchaser may elect to either (i) terminate this Agreement and receive a refund of the Earnest Money, or (ii) elect to accept title to the Premises subject to the Unacceptable Title Matter. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii) above.

5.CLOSING.

(a)Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Cash Balance, the transfer of good and marketable title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 10:00 a.m. Eastern time at the office of the Title Insurer or such other place as agreed to by the parties on the date that is the later to occur of (i) the tenth (10th) day after the end of the Due Diligence Period, or (ii) on such other date as may be mutually agreed upon by the parties hereto (the “Closing Date”). Except as set forth in Paragraph 13(c) hereof, time is of the essence with respect to the Closing Date. The Closing shall be subject to the satisfaction of the conditions precedent set forth in Section 10 herein, unless waived by the party in whose favor the condition runs. If the date of Closing above provided for falls on a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day. Notwithstanding the foregoing, in the event that Purchaser is unable to complete Closing on the Closing Date as set forth herein, Purchaser shall have the right to postpone the Closing by written notice to Seller for a maximum of thirty (30) days.

(b)Closing Documents.

(i)Seller. Except as specifically provided herein, not later than three (3) business days prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a copy of each of the following (the original of each, in form and substance acceptable to Purchaser, if not attached as an Exhibit to this Agreement, to be executed (if necessary)) and delivered at Closing to the Escrowee:

(1)a special warranty deed for the Premises, in form attached hereto as Exhibit F, subject only to the Permitted Exceptions, sufficient to transfer and convey to Purchaser or Purchaser’s designee or assignee fee simple title to the Premises as required by this Agreement, and otherwise in form acceptable to the Title Insurer;

(2)a bill of sale for the tangible Personal Property, in form attached hereto as Exhibit G, sufficient to transfer to Purchaser or Purchaser’s designee or assignee title to the tangible Personal Property and containing appropriate warranties of title and condition as required by this Agreement;

(3)a letter advising Tenants under the Leases of the change in ownership of the Premises and directing it to pay rent to Purchaser or as Purchaser may direct;

(4)any and all affidavits, certificates or other documents customarily required by the Title Insurer in order to cause it to issue the Owner’s Title Insurance Policies in the form and condition required by this Agreement;

(5)an Assignment and Assumption of the Leases, in form attached hereto as Exhibit H, which will provide that Seller shall indemnify Purchaser with respect to all obligations that accrue under the Leases prior to the date of Closing (except for Tenant security deposits which are turned over to Purchaser);

(6)to the extent applicable, an Assignment and Assumption of Assumed Service Contracts, in form attached hereto as Exhibit I, which shall provide that Seller shall indemnify Purchaser with respect to all obligations that accrue under the Assumed Service Contracts (defined in Section 9 below) on and prior to the date of Closing; and evidence of termination of all Service Contracts not assumed, including any and all management contracts affecting the Premises;

(7)no later than two (2) business days after Closing, the original Leases and Assumed Service Contracts and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, drawings, marketing artwork, construction drawings, soil tests, complete warranty book including all contractors and subcontractors and other documentation concerning all or any part of the Premises and in the possession of Seller or any manager or submanager of the Premises;

(8)any assignable bonds, warranties or guaranties which are in any way applicable to the Property or any part thereof;

(9)Seller’s affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Paragraph 1445 of the Internal Revenue Code;

(10)all other documents reasonably required by Purchaser or the Title Insurer in order to perfect the conveyance, transfer and assignment of the Premises to Purchaser or Purchaser’s designee and issue the Owner’s Title Insurance Policy;

(11)the Tenants’ security deposits, if any, if in the form of a letter of credit or other form which is not cash shall be transferred to Purchaser in a form sufficient for Purchaser to draw upon the same;

(12)    a recertification of Seller’s representations and warranties hereunder as of Closing, if true, or if not true, a statement informing Purchaser why such representation or warranty is not true; and

(ii)Purchaser. Purchaser, or its nominee or assignee, shall deliver or cause to be delivered to Seller at Closing:

(1)    the Cash Balance;

(2)    duly executed Assignment and Assumption of Leases, in form attached hereto as Exhibit H, which will provide that Purchaser shall indemnify Seller with respect to all obligations that accrue under the Leases after the date of Closing;

(3)     to the extent applicable, the duly executed Assignment and Assumption of Assumed Service Contracts, in form attached hereto as Exhibit I, which will provide that Purchaser shall indemnify Seller with respect to all obligations that accrue under the respective Assumed Service Contracts after the date of Closing;

(4)    any and all affidavits, certificates or other documents required by the Title Insurer in order to cause it to issue the Owner’s Title Insurance Policies in the form and condition required by this Agreement.

(c)Closing Prorations and Adjustments. Statements of prorations and other adjustments shall be prepared by Seller in conformity with the provisions of this Agreement and submitted to Purchaser for review and approval not less than three (3) business days prior to the Closing Date. For purposes of prorations, Purchaser shall be deemed the owner of the Property on the Closing Date. In addition to prorations and other adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted, as the case may require, as of the Closing Date:

(i)If not paid by the Tenants pursuant to the Leases (the “Tenants”), real estate and personal property taxes and assessments (initially prorated on the basis of the most recent ascertainable bill, but subject to reproration upon issuance of the actual bill therefor to effectuate the actual proration), provided that Seller shall pay prior to Closing or give Purchaser a credit at Closing for, the amount of all installments of special assessments levied prior to Closing and which are payable after Closing;

(ii)    Seller and Purchaser shall prorate the rent, charges and other amounts payable by Tenants to Seller for the month of Closing, including expense “pass-throughs” which are due for the month of Closing. With respect to rent, charges and other amounts payable by Tenants to Seller (including expense “pass-throughs”) for months prior to the month of Closing (“Delinquent Amounts”), Purchaser shall make a commercially reasonable good faith effort to collect such Delinquent Amounts for a period of three months following Closing), but Purchaser shall not be required to take legal action with respect to Delinquent Amounts. At Closing, Seller shall deliver to Purchaser a schedule of all Delinquent Amounts. Notwithstanding the foregoing or any direction from Tenants to the contrary, rental and other payments received by Purchaser from Tenants shall first be applied toward Purchaser’s actual out-of-pocket costs of collection, then toward the payment of rent and other charges owed to Purchaser for periods after the Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts. Purchaser may not waive any Delinquent Amounts or modify any Lease so as to reduce amounts or charges owed under any such Lease for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining the written consent of Seller and Seller shall have the right to collect same after Closing.

Purchaser shall make year-end reconciliations of reimbursements owed by Tenants under the Leases to the landlord thereunder of the Tenants’ share of property taxes and assessments, insurance premiums, common area maintenance and other expenses related to the operation of the Property for the calendar year 2016 (collectively, “Reimbursable Tenant Expenses”). In order to enable Purchaser to make any year-end reconciliations of Reimbursable Tenant Expenses for calendar year 2016, Seller shall deliver to Purchaser, in writing, within sixty (60) days after the Closing Date, the Reimbursable Tenant Expenses actually paid or incurred by Seller for the portion of the calendar year 2016 during which Seller owned the Property (“Seller’s Actual Reimbursable Tenant Expenses”) and the Tenants’ reimbursements for such Reimbursable Tenant Expenses actually paid to Seller by Tenants for the portion of the calendar year 2016 during which Seller owned the Property (“Seller’s Actual Tenant Reimbursements”). On or before March 31, 2017, Purchaser shall deliver to Seller a reconciliation statement (the “Reconciliation Statement”) setting forth (i) the Actual Reimbursable Tenant Expenses paid or incurred during calendar year 2016, (ii) the Actual Tenant Reimbursements actually paid in calendar year 2016, and (iii) a calculation of the difference between the two (i.e., establishing that the Actual Reimbursable Tenant Expenses were either more or less than the Actual Tenant Reimbursements for the calendar year 2016), with Purchaser utilizing the information delivered to Purchaser by Seller related to the period of the calendar year 2016 which is prior to the Closing Date.

Any amount due Seller pursuant to the foregoing calculation (in the event Seller’s Actual Tenant Reimbursements for the period January 1 to the date prior to Closing are less than Seller’s Actual Reimbursable Tenant Expenses for the same period) or Purchaser (in the event the Actual Tenant Reimbursements are more than the Actual Reimbursable Tenant Expenses), as the case may be, shall be paid by Purchaser to Seller within fourteen (14) business days after Purchaser has collected such sums from any tenant who owes same, or if Seller owes Purchaser for any such sum, Seller shall pay to Purchaser within fourteen (14) business days after delivery of the Reconciliation Statement to Seller, all such sums owed by Seller to Purchaser.  If Purchaser is paid any such amount by Seller, Purchaser thereafter shall be obligated to promptly remit the applicable portion to the Tenants entitled thereto. If Purchaser has transferred its interest in the Property to a successor-in-interest or assignee prior to such date, then, on or before the transfer of its interest in the Property, Purchaser shall (i) in writing expressly obligate such successor-in-interest or assignee to be bound by the provisions of this Section, and (ii) deliver written notice of such transfer to Seller, and thereafter Seller shall make the deliveries specified above to Purchaser’s successor-in-interest or assignee. Seller’s Reconciliation Statement shall be final and binding for purposes of this Contract;

(iii)the full amount of the security deposits, paid under the Leases, if any, and not theretofore applied, together with interest thereon to the extent any interest is required by law or otherwise to be paid to the Tenants, shall be delivered by Seller to Purchaser on the date of Closing. Prior to the Closing, Seller shall not apply the security deposit;

(iv)water, electric, telephone and all other utility and fuel charges not paid by the Tenants under the Leases shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) unless final meter readings and final invoices can be obtained. To the extent practicable, if Tenants do not pay the water, electric, telephone and other utility charges pursuant to the Leases, Seller shall cause meters for utilities to be read not more than one (1) business day prior to the date of Closing;

(v)amounts paid or owing under any Assumed Service Contracts, if any;

(vi)assignable license and permit fees;

(vii)other expenses of operation and similar items;

(viii)Seller shall be responsible for all leasing commissions and other leasing costs due and payable prior to the Effective Date with respect to the Leases. Purchaser shall be responsible for all leasing commissions and other leasing costs attributable to the Leases or the renewal, extension or expansion of the Leases due and payable after the Effective Date. If Seller has, prior to the Closing, paid any leasing commissions or other leasing costs which are Purchaser’s responsibility hereunder, Seller will receive a credit for same from Purchaser at the Closing. Purchaser shall have no obligation to pay for any leasing commissions in connection with the initial terms of the Leases. This subsection shall survive Closing;

(ix)    The scheduled improvements to the elevators located in the building (the “Elevator Work”) shall be the responsibility of Seller. Purchaser and Seller acknowledge and agree that the estimated cost of the Elevator Work is Eighty-Six Thousand and 00/100 Dollars ($86,000.00) and that the Elevator Work will not be complete by the date of Closing. Irrespective of the actual cost and timing of the Elevator Work, Seller is solely responsible for contracting and paying for the Elevator Work. At Closing, Escrowee shall retain Eighty-Six Thousand and 00/100 Dollars ($86,000.00) of the Cash Balance (the “Holdback”) in escrow pursuant to the Escrow Agreement attached hereto as Exhibit E until Seller’s architect or engineer, duly certified and licensed by the State of North Carolina, delivers to Escrowee (copied to Buyer) a certification that the Elevator Work is complete. Upon receipt of said certification, Escrowee shall release the Holdback to Seller; and

(x)    All obligations to pay Tenant improvement work owed or to be owed in connection with extension or renewal terms of the Leases shall be paid by Purchaser when due after the Closing Date without an adjustment to the Purchase Price. Notwithstanding the foregoing, to the extent any portion of the term of the Leases for which Purchaser shall pay the Tenant improvement cost in connection therewith occurs prior to the Closing Date, the amount of the Purchase Price will be reduced by a pro rata share of such cost based upon the percentage of such term (exclusive of any renewal options) which occurs prior to the Closing Date.

Except with respect to general real estate and personal property taxes (which shall be reprorated upon the issuance of the actual bills, if necessary), and expense “pass throughs” (which shall be trued up within the sixty (60) day period set forth above) any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date with any refunds payable to Seller or Purchaser to be made as soon as practicable after such amounts are determined, otherwise all prorations shall be final. Amounts on deposit with utility companies shall be disclosed to Purchaser within ten (10) days after the Effective Date and shall not be prorated; provided, however, that promptly following the Closing, Purchaser shall substitute its own deposit for any amounts on deposit with utility companies and shall refund to Seller any portion of Seller’s deposit which is refunded by the utility company. The rights, covenants and obligations contained in this Paragraph 5(c) shall survive the Closing.

(d)Closing Costs.

(i)    Transfer Taxes. All transfer taxes, documentary stamps, intangible taxes and similar taxes or charges shall be paid by Seller.

(ii)    Title Insurance. The cost of any title insurance commitment and title insurance commitment cancellation fees shall be paid by Purchaser and the Owner’s Title Insurance Policy as well as any endorsements issued in connection therewith shall be paid for by Purchaser.

(iii)    Survey. Any Survey obtained for the Premises shall be paid for by Purchaser.

(iv)    Recording Charges. Purchaser shall pay the cost of recording the deed referenced in Paragraph 5(b)(i)(1).

(v)    Attorney and Consultant Fees. Seller and Purchaser shall each be responsible for the fees and costs of their respective attorneys and consultants.

(vi)    UCC Searches. Purchaser shall pay all charges for UCC Searches.

(vii)    Loan Costs. In the event Purchaser procures a loan from a lender in connection with this transaction, all financing and other costs related to such loan shall be paid by Purchaser.

(e)Possession. Upon Closing, Seller shall deliver to Purchaser full, complete and exclusive possession of the Property, including keys and pass codes, subject only to the rights of possession of the Tenants under the Leases and the other Permitted Exceptions.

6.CASUALTY LOSS AND CONDEMNATION.

If, prior to Closing the building on the Land or any part thereof shall be condemned, or destroyed or materially damaged by fire or other casualty (that is, damage or destruction which Purchaser reasonably believes could be in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) for such building located on the Premises, or in the event of a condemnation or eminent domain taking which materially prevents access to the Premises or any part thereof), Purchaser shall have the option which shall be exercised not later than twenty (20) business days following the date Purchaser receives written notice of the condemnation or damage (with Closing being extended, if necessary, to accommodate such time periods) either to (a) to terminate this Agreement, or (b) to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage. If Purchaser elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to receive all of the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive all of the proceeds of insurance applicable thereto, and Seller shall, at Closing and thereafter, execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. If there is any other damage or destruction to the Land (that is, damage or destruction to the Land which Purchaser reasonably believes could be Five Hundred Thousand and No/100 Dollars ($500,000.00) or less for the building located on the Land, or which does not substantially prevent access to the Land or any part thereof), Seller shall either completely repair such damage prior to Closing in a manner satisfactory to Purchaser or, at Seller’s option, either assign all insurance claims pertaining to such damage or destruction to Purchaser by executing and delivering to Purchaser at Closing and thereafter all required proofs of loss, assignments of claims and other similar items, or allow Purchaser a credit against the Purchase Price in an amount equal to Purchaser’s reasonably estimated cost of repair. If Purchaser elects to take an assignment of all insurance claims as provided for in this Section 6, Purchaser shall receive at Closing a credit against the Cash Balance in an amount equal to any deductible(s) and uninsured amounts applicable thereto. In the event this Agreement is terminated pursuant to this Section 6, the Earnest Money shall be refunded to Purchaser, whereupon this Agreement and all rights and obligations of the parties hereunder shall be null and void. In the event Seller shall assign its insurance proceeds to Purchaser then, in addition thereto, Purchaser shall be entitled to a reduction in the Purchase Price equal to the amount of Seller’s deductible.

Notwithstanding anything to the contrary herein, the provisions of this Section shall not waive or release any duty or obligation of Seller herein or waive any condition to Purchaser’s obligations at Closing.

7.REPRESENTATIONS AND WARRANTIES.

(a)Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following are true, complete and correct as of the date of this Agreement:

(i)Seller has no employees at the Premises.

(ii)Seller has not entered into any agreement to lease (other than the Leases), sell, mortgage or otherwise encumber or dispose of its interest in the Premises or any part thereof, except for this Agreement and any of the Permitted Exceptions executed by Seller.

(iii)Except as set forth on Exhibit J, there is no action, proceeding or investigation pending or to Seller’s knowledge, threatened against Seller related to the Premises before any court or governmental department, commission, board, agency or instrumentality; and Seller does not know of any basis for any such action, proceeding or investigation.

(iv)Seller agrees that it will not create, suffer or permit to be created (except as provided in Section 3(b) and pursuant to the Elevator Work), and that it will promptly remove or discharge, any liens or encumbrances against the Premises arising subsequent to the Effective Date of this Agreement.

(v)Except as set forth on Exhibit K attached hereto, Seller has not received notice of any violation from (i) any governmental authority of any zoning, building, fire or health code or any other statute, ordinance rule or regulation applicable (or alleged to be applicable) to the Premises, or any part thereof, (ii) the governing body of the office, industrial, business or similar park or association of which the Premises or any part thereof is a part, or (iii) any other person or entity entitled to enforce any right, covenant or restriction against Seller or the Premises or any part thereof.

(vi)There are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative agency, bureau or instrumentality of any kind pending or, to Seller’s knowledge, threatened, against or affecting Seller or the Premises that (i) involve, or in any way may affect, the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, (ii) enjoin or prevent or threaten to enjoin or prevent the performance of Seller’s obligations hereunder or (iii) relate specifically to the Premises (including, without limitation, the environmental condition of the Premises) or the title thereto; and there is no other pending or, to Seller's knowledge, threatened litigation, governmental investigation or administrative proceeding affecting Seller or the Premises.

(vii)Except for the sale of the Premises to Purchaser as set forth in this Agreement, Seller has not entered into any agreement nor otherwise granted to any person, and no person or entity has any right or option from Seller to (i) acquire any or all of the Premises, (ii) right of first offer or right of first refusal to purchase all or any portion of the Premises, and (iii) except with respect to the Leases, no right to lease, license or otherwise occupy any portion of the Premises.

(viii)The Service Contracts described on Exhibit D attached hereto comprise every material contract, agreement, relationship and commitment, oral or written, (exclusive of the Leases and agreements of record encumbering the Premises) which affects the Premises, to which Seller is a party, or by which it is bound. Neither Seller nor, to Seller’s knowledge, any other party is in default under the terms of any Service Contract.

(ix)Seller is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Seller, will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Seller is a party or by which Seller is bound. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Seller in accordance with its terms.

(x)The Leases, which have or will be delivered to Purchaser, constitutes the entire agreement between Seller and Tenants with respect to the Premises. No commissions to any broker or leasing agent are currently due on account of any Lease. Seller has received no notice of any default on the part of the Tenants. To Seller’s knowledge, no right or claim of setoff against rent exists, or has been asserted by the Tenants under the Leases. Seller has not received any advance payment of rent (other than for the current month) on account of the Leases. There are no written or oral leases or tenancies or rights of possession affecting the Premises other than the Leases. All obligations of Seller under the Leases with respect to the performance of work or the installation of equipment or materials required to have been performed at or prior to the date hereof have been fully observed and performed in all material respects.

(xi)Seller has not received any notice of any pending condemnation of the Land or Improvements or any portion thereof, or any change in any law, ordinance or regulation that would materially affect the Land or Improvements or the use thereof.

(xii)Except as set forth on Exhibit L, Seller has not received any notice of any civil, criminal or administrative suit, claim, hearing, violation, investigation, proceeding or demand against Seller related to the Premises relating in any way to a Release, the use of Hazardous Materials or compliance with Environmental Laws. For purposes of this Agreement, the phrase “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation and any common laws regarding radioactive materials, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. (“TSCA”), the Clean Air Act, 42 U.S.C. § 7401, et seq. (“CAA”), the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq. (“FWPCA”), the Safe Drinking Water Act, 42 U.S.C. § 3001, et seq. (“SDWA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq. (“EPCRA”), the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq. (“ESA”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. (“FIFRA”) and other comparable federal, state or local laws, each as amended, and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder. The phrase “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws (as hereinafter defined) or the Release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term “Hazardous Materials” will include: crude oil, used oil, petroleum and petroleum products or any fraction thereof; radioactive materials including source, by-product or special nuclear materials; asbestos or asbestos-containing materials (whether or not friable); lead paint; polychlorinated biphenyls, ureaformaldehyde in any of its forms; and any substance defined as “hazardous substances,” “extremely hazardous substances,” “hazardous waste,” “hazardous materials,” “chemical substance or mixture,” “solid waste,” “hazardous chemicals,” “toxic substances,” “hazardous air pollutants,” “pollutants,” contaminants,” or “toxic chemicals” under any of the CAA, CWA, RCRA, CERCLA, EPCRA, SDWA, TSCA or OSHA. The term “Release” shall mean the discharge, disposal, deposit, injection, dumping, spilling, leaking, leaching, placing, presence, pumping, pouring, emitting, emptying, escaping, or other release of any Hazardous Material.

(xiii)All bills and invoices for labor and material of any kind relating to the Premises has been, or prior to the Closing will be, paid in full, and there are no mechanic’s liens or claims outstanding in connection with any of the Premises (except for those created through the Elevator Work, which Seller warrants will be promptly discharged).

(xiv)Seller is not a Foreign Person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1954, as amended, and any applicable regulations thereunder.

(xv)There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller and Seller has received no notice of any of the same pending or threatened against Seller or the Premises.

(xvi)Seller is not in the hands of a receiver nor is an application for the appointment of a receiver pending; Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy.

Any representation or warranty by Seller made to Seller’s knowledge or words of similar meaning, shall mean, with the knowledge of Thomas S. Hill, III, the Vice President of Seller’s Raleigh, North Carolina Division, who is knowledgeable about the Premises, and any individual who replaces him in that capacity as an employee of Seller, but no others, and such knowledge shall be without having made or having any obligation to make any investigation related to Sellers’ representations and warranties herein.

(b)Accuracy at Closing. As of the date of Closing, each of the warranties and representations set forth in Paragraph 7(a) above shall be true, complete and correct in every respect with respect to the Premises, except for changes in the operation of the Premises occurring prior to Closing, which are specifically permitted by this Agreement. Seller shall notify Purchaser promptly upon obtaining knowledge of any material change in any of Seller’s representations and warranties contained in this Section 7. If any of the foregoing representations and warranties is true as of the Effective Date, but are not true in every material respect with respect to the Premises as of the date of Closing as a result of a matter, circumstance or event beyond the reasonable control of Seller, and such matter is disclosed by Seller to Purchaser expressly in writing at any time and from time to time prior to Closing promptly upon such occurrence, or Purchaser first discovers such untruth prior to Closing, and Seller does not cure such matter prior to Closing, then Purchaser shall not be entitled to consider the untruth of the representation or warranty as an event of default under this Agreement, but instead Purchaser may, at its election and as its sole remedy, either (i) close and consummate the Closing contemplated by this Agreement; or (ii) terminate this Agreement by notice to Seller, whereupon Escrowee shall return the Earnest Money to Purchaser.

(c)Survival of Representations and Warranties. The representations and warranties set forth in this Section 7 shall expire on that date which is twelve (12) months after the date of Closing unless (and only to the extent), on or before such date, Purchaser delivers written notice to Seller of a breach of any representation or warranty hereunder and, within twelve (12) months after the date of Closing, Purchaser files a claim against Seller for breach of a representation or warranty in a court of competent jurisdiction. Any such claim shall be limited to actual damages (including actual, reasonable attorneys’ fees and expenses and court costs) suffered by Purchaser up to a maximum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00). In addition to the foregoing, Purchaser shall have no claim against Seller for any representation or warranty which was untrue, inaccurate or incorrect when made by Seller as of the Effective Date if the facts or circumstances which caused such representation or warranty to be untrue, inaccurate or incorrect were disclosed in writing to Purchaser prior to Closing or of which Purchaser had actual knowledge prior to Closing and Purchaser nevertheless closed the acquisition of the Property and paid the Purchase Price to Seller, or unless the damages suffered by Purchaser because of such untrue, inaccurate or incorrect representation or warranty exceeds Twenty Thousand and No/100 Dollars ($25,000.00), in which case Purchaser shall be entitled to file a claim for all actual damages suffered by Purchaser including the said Twenty Five Thousand and No/100 Dollars ($25,000.00) threshold amount.

(d)“As-Is” Purchase. Purchaser acknowledges for Purchaser and Purchaser’s successors, and assignees, the Due Diligence Period set forth in Section 9 of this Agreement is a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including all documents and contracts related to the Property, either independently or through agents and experts of Purchaser’s choosing. EXCEPT AS LIMITED BELOW OR AS OTHERWISE

SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT (“CLOSING DOCUMENTS”), SELLER AND PURCHASER AGREE THAT THE PROPERTY SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE “AS IS, WHERE IS, WITH ALL FAULTS” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS THAT SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF INCOME WHICH MAY BE EARNED IN THE FUTURE, FUTURE OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (BUT SPECIFICALLY EXCLUDING THE LIMITED WARRANTY OF TITLE TO BE GIVEN IN THE DEED FROM SELLER TO PURCHASER), AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT FOR SELLER’S REPRESENTATIONS WHICH ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, AGENT OR OTHER AGENTS OR BROKERS AS TO THE FOLLOWING MATTERS: (1) THE CONDITION OR SAFETY OF THE PROPERTY OR ANY SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, IF ANY, FOUNDATIONS, SOILS AND GEOLOGY INCLUDING HAZARDOUS MATERIALS; LOT SIZE, OR SUITABILITY OF THE PROPERTY OR ITS IMPROVEMENTS FOR A PARTICULAR PURPOSE; (2) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES ARE IN WORKING ORDER; (3) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (4) THE FITNESS OF ANY PERSONAL PROPERTY; OR (5) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES. EXCEPT FOR SELLER’S REPRESENTATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY WITH REGARD TO THE ABOVE-REFERENCED MATTERS, AND NOT UPON ANY REPRESENTATIONS TO THE ABOVE-REFERENCED MATTERS, MADE TO IT BY ANY PERSON WHOMSOEVER CONCERNING SUCH MATTERS.

(e)Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(i)    Purchaser and/or the Permitted Assignee has been, or will be, duly formed and is validly existing as a North Carolina limited liability company and is duly qualified to do business and is in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted. Purchaser has all power and authority under its constituent documents to enter into this Agreement and to enter into and deliver all of the documents and instruments required to be executed and delivered by Purchaser and to perform its obligations hereunder and thereunder.

(ii)    Purchaser has full power and authority to enter into this Agreement and to assume and perform all of its obligations hereunder; the execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by such limited liability company action as may be required (including, without limitation, proper approval by the members thereof) and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Purchaser; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Purchaser do not and will not violate the constituent documents of Purchaser, and do not and will not conflict with or result in the breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Purchaser by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Purchaser is a party or which is or purports to be binding upon Purchaser or which affects Purchaser; and no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Purchaser in accordance with its terms;

(iii)    To the knowledge of Purchaser, Purchaser is not in violation of any of its organizational documents;

(iv)    To the knowledge of Purchaser, there is no existing or threatened action nor governmental proceeding of any kind involving Purchaser, any of its assets, or the operation thereof which if determined adversely to Purchaser or its assets would interfere with Purchaser’s ability to close the transaction contemplated hereby; and

(v)    Neither Purchaser nor any owner, officer, director or manager of Purchaser is or will become a person described by Section 1 of The Anti-Terrorism Executive Order 13,224 of September 23, 2001, blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism, 66 Fed. Reg. 49,049 (2001), or described in any rule or regulation implementing the same and, to Purchaser’s knowledge, neither Purchaser nor any owner, officer, director or manager of Purchaser engages or will engage in any dealings or transactions, or be otherwise associated with, any such persons.

8.DUE DILIGENCE DELIVERIES.

Seller has previously furnished to Purchaser, or will, not later than three (3) business days after the Effective Date, at Seller’s expense, deliver to Purchaser, or make available to Purchaser on a secure website (except where as indicated below information is to be made available at Seller’s office) the following materials (collectively, the “Seller’s Information”) to the extent in Seller’s possession or in the possession of any manager or submanager of any portion of the Premises, together with any other information on the Property that Purchaser may reasonably request:

(a)A copy of the most recent title policy for the Premises;

(b)A true, correct and complete copy of the Leases, guaranty of Leases, if any, and any letters of credit, if any, given by the Tenants as a security deposit;

(c)A true, correct and complete copy of each written Service Contract, if any, and a true, correct and complete written summary of each oral Service Contract, if any, together with copies of any and all other contracts and agreements relating to the ownership, operation, maintenance and repair of the Premises;

(d)That Phase I Environment Site Assessment Update prepared by Trigon Engineering Consultants, Inc., dated November 3, 1997 (Job #151-97-081) which is the only environmental assessment of the Premises prepared for Seller in Seller’s possession.

(e)Certificates of occupancy for the Premises, if available;

(f)At a single office of Seller, copies of any available plans and specifications relating to the improvements on the Premises;

(g)A list of all Personal Property owned by Seller and utilized by it exclusively in connection with the operation of the Premises;

(h)Copies of all permits, warranties and unexpired guaranties for the Property, if available;

(i)At a single office of Seller, all Tenant correspondence files and copies of outstanding Tenant work order requests for the Property and will allow Purchaser, at Purchaser’s expense, to make copies of any such information if requested;

(j)Copies of all Tenant billings for the Premises;

(k)A copy of each notice from any tenant claiming or asserting a landlord default under any lease affecting the Premises; and copies of all notices from any governmental authority within the past 24 months respecting the Premises or any violations with respect to the Premises;

(l)Copy of existing property level loan documents, if any;

(m)Copies of all State and local applications or approvals for historic tax credits, rezoning, site plans or building permits;

(n)Copies of most recent and prior two years’ property tax records, tax bills, assessments and assessment appeals;

(o)Copies of all current construction warranties on materials, labor and equipment, and all as-built architectural and engineering plans for the Premises;

(p)Copies of all operating statements for the past three fiscal years, as well as the current year’s budget which are accurate and complete in every material respect.

(q)A list of all capital expenditure made in the past five (5) years and all tenant improvements under each lease affecting the Premises which was paid for, in whole or in part, by landlord which is accurate and complete in every material respect.

Seller makes no representation or warranty with respect to the accuracy or completeness of items (a), (d), (f), (j), (l), (m) and (o) above, but Seller states that it does not know of any inaccuracies or lack of completeness of any of the foregoing.

9.INSPECTION.

(a)    Due Diligence Period. During the period commencing on the Effective Date and continuing until 5:00 PM Eastern Standard Time on the forty-fifth (45th) day thereafter (the “Due Diligence Period”), subject to the rights of the Tenants under the Leases, Purchaser shall have the right to make such physical inspections, studies and tests of the Premises that Purchaser deems necessary or advisable in Purchaser’s sole discretion, including, but not limited to, the right to verify, inspect, investigate and review, in the Purchaser’s sole discretion: (i) physical inspection, surveying and testing of the Premises including without limitation engineering investigation, (ii) valuation appraisal of the Premises, (iii) the Leases, (iv) the Service Contracts, (v) environmental condition of the Premises (including conducting a Phase I Environmental Assessment (the “Phase I”) and if recommended by the Phase I consultant, a Phase II Environmental Report (the “Phase II”), and (vi) any and all other documentation or evidence relating to the ownership, zoning, financing, value, construction, income, expense, operation, leasing, options and maintenance and repair of the Premises. In addition, during the Due Diligence Period, Purchaser shall have the right, at its sole cost, to have a licensed termite exterminator conduct an inspection of the Premises to determine whether there is a visible, active termite infestation, and Purchaser shall also have the right to interview Tenants under the Leases and their respective employees prior to Closing, upon reasonable advance notice to Seller.

(b)    Termination of Agreement. If for any reason whatsoever, or for no reason, Purchaser determines, in its sole and absolute discretion, that the Property is unsuitable for its purposes and delivers written notice to Seller of such decision within the Due Diligence Period, the Earnest Money, less One Hundred and No/100 Dollars ($100) (which shall be paid to Seller as consideration for Purchaser’s right to terminate this Agreement pursuant to the terms of this Paragraph 9(b)) and any interest earned thereon, shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement, except for Purchaser’s Continuing Obligations (as defined in Paragraph 9(d) below). In the event Purchaser terminates this Agreement, Purchaser shall deliver to Seller upon such termination copies of all reports, studies or other assessments of the Property procured by Purchaser and in Purchaser’s possession or control during the Due Diligence Period.

(c)    General Inspection of Property. From the Effective Date through Closing, Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right to enter upon the Premises to inspect, examine, survey, obtain engineering inspections, perform environmental testing and studies, appraise, and otherwise do that which, in the opinion of Purchaser, is necessary to determine the boundaries, acreage and condition of the Premises and to determine the suitability of the Property for the uses intended by Purchaser (including, without limitation, inspect, review and copy any and all documents in the possession of Seller, its agents, contractors or employees, and which pertain to the construction, ownership, use, occupancy or operation of the Property or any part thereof), provided these activities will not interfere with the Tenants’ use and enjoyment of its leased premises and will not violate the terms and provisions of such Tenants’ Leases therefor. Seller shall cooperate with Purchaser in connection with Purchaser’s activities, and during ordinary business hours, after reasonable advance notice to Seller. Seller shall, subject to the rights of the Tenants under the Leases, make the Property and all of Seller’s books, files and records relating to the Property available for examination by Purchaser and Purchaser’s agents and representatives, who shall have the right, all at Purchaser’s expense, to make copies of such books, files and records and to extract therefrom such information as they may desire.

(d)    Indemnity. Purchaser shall indemnify and hold Seller and the Tenants under the Leases harmless against any losses and damages to persons or property suffered by Seller and/or Tenants arising out of Purchaser’s due diligence activities hereunder; provided, however, that (i) this indemnity shall not apply to the extent such liability arises in connection with the negligence or willful misconduct of Seller or the Tenants, and (ii) Purchaser shall have no liability to Seller, the Tenants or to any other person or entity by reason of, nor shall Purchaser have any duty to indemnify, defend or hold any person or entity harmless from or against, any claim, demand, damage, loss, action, liability, cause of action or judgment, including, without limitation, any claim, for diminution in value of the Property or for environmental remediation or clean-up costs, arising out of or in connection with the fact of having discovered and/or reported (as may be required by law) any adverse physical condition, title condition or other defect with respect to the Property, unless such condition was caused by Purchaser. The indemnity obligations of Purchaser to Seller and the Tenants under this Paragraph 9(d) shall survive the termination of this Agreement for any reason, and such surviving obligations are referred to herein as “Purchaser’s Continuing Obligations”.

(e)    Assumed Service Contracts. On or prior to the expiration of the Due Diligence Period, Purchaser shall deliver a written list to Seller identifying the Service Contracts, if any, that Purchaser desires to assume at Closing, if any (the “Assumed Service Contracts”).

10.PURCHASER’S CONDITIONS PRECEDENT TO CLOSING The obligations of Purchaser under this Agreement are contingent and conditional upon the conditions precedent set forth below in (a) through (m) of this Section being satisfied at Closing (the “Purchaser’s Conditions Precedent”). If any Purchaser’s Condition Precedent is not satisfied, Purchaser, as its sole remedy, may (Y) terminate this Agreement and receive a refund of the Earnest Money, or (Z) waive the failure of any condition precedent and proceed to Closing unless Seller has intentionally or willfully caused same in which case Seller shall be considered in default hereunder and shall have the remedies set forth in Paragraph 12(a) hereof:

(a)    Each and every representation and warranty of Seller with respect to the Property must be true, correct and complete in all material respects as of Closing, provided, however, if any of the representations and warranties of Seller with respect to the Property are true as of the Effective Date, but are not true as of the date of Closing as a result of a matter, circumstance or event beyond the reasonable control of Seller, and Purchaser first discovers such untruth prior to Closing, Purchaser shall not be entitled to consider the untruth of the representation or warranty as an event of default under this Agreement, but instead Purchaser may, at its election proceed in accordance with the terms in Paragraph 7(b) hereof;

(b)    As of Closing, Seller shall have fully performed and satisfied in all material respects each and every obligation, term and condition to be performed and satisfied by Seller under this Agreement with respect to the Property;

(c)    Except with respect to the Assumed Service Contracts, Seller shall have terminated all Service Contracts, including any management contracts affecting the Premises;

(d)At Closing, Purchaser shall have received good and marketable title in accordance with a reasonable Title Commitment obtained by Purchaser;

(e)No new adverse environmental matter has been discovered which was not included in the report delivered by Seller to Purchaser prior to the execution of this Agreement;

(f)The Tenants under the Leases have not:

(i)filed for bankruptcy or been the subject of an involuntary bankruptcy; or

(ii)had any material adverse change in its financial condition since the Effective Date.

(g)There is no pending or threatened litigation or arbitration affecting or relating to this Agreement, the transactions contemplated in this Agreement, or affecting the Property or the Leases;

(h)Seller has not breached any of the provisions, obligations, undertakings or promises of Seller under this Agreement;

(i)This Agreement has been approved by the disinterested members of Seller’s General Partner’s Board of Directors;

(j)All of the covenants and obligations of Seller required to be performed or complied with by Seller pursuant to this Agreement at or prior to the Closing, and each of the covenants and obligations (considered individually) of Seller hereunder, shall have been duly performed and complied with in all material respects;

(k)Since the Effective Date of this Agreement, there shall not have been commenced or threatened against Purchaser, Seller or Tenants, or against any of the foregoing’s respective affiliates, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or any of the transactions contemplated under this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the transactions contemplated hereunder;

(l)Neither the consummation nor the performance of any of undertakings of the parties to this Agreement or the transactions contemplated hereunder, will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Purchaser or any of Purchaser’s affiliates to suffer any adverse consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body, authority, agency regulatory authority; and

(m)At Closing, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of the consummation of the transactions contemplated in this Agreement.

11.BROKERAGE. Each party represents and warrants to the other party that it has dealt with no broker or finder in connection with this transaction. Each party indemnifies, defends and holds the other party harmless from and against any all other claims of all brokers and finders claiming by, through or under said party and in any way related to the sale and purchase of the Property pursuant to this Agreement, including, without limitation, actual, reasonable attorneys’ fees incurred by the other party in connection with such claims. The rights, covenants and obligations contained in this Section 11 shall survive the Closing.

12.DEFAULTS AND REMEDIES.

(a)Seller’s Breach Generally. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement and Seller fails to cure such failure or breach, or remedy, within five (5) business days after written notice, at Purchaser’s option, Purchaser may elect:

(i)    to terminate this Agreement and receive the Earnest Money and all interest earned thereon;

(ii)    to sue for specific performance of the sale of the Property in accordance with the terms of this Agreement.

(b)Purchaser’s Breach. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to close the transaction contemplated by this Agreement solely by reason of a default by Purchaser hereunder, and fails to cure such default within ten (10) business days after written notice thereof from Seller, the Earnest Money shall be forfeited to Seller as liquidated damages, which shall be Seller’s sole and exclusive remedy against Purchaser, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement, except that Purchaser shall remain obligated for Purchaser’s Continuing Obligations. Seller acknowledges and agrees that, except for Purchaser’s Continuing Obligations, (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; and (3) the Earnest Money shall be and constitute valid liquidated damages (except for any sums due Seller in connection with Purchaser’s Continuing Obligations).

(c)    Survival. The rights, covenants and obligations contained in this Section 12 shall survive the Closing or earlier termination hereof.

13.    MISCELLANEOUS.

(a)    Assignment. Except as set forth in the next sentence hereof, it is expressly understood that Purchaser may not assign this Agreement without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the above, Purchaser may assign this Agreement to an entity authorized to do business in the State of North Carolina which is owned and/or controlled by Purchaser (a “Permitted Assignee”), however an assignment of this Agreement by Purchaser to a Permitted Assignee shall in no way relieve Purchaser of its obligations hereunder, and Purchaser shall remain liable for same.

(b)    Entire Agreement. This Agreement constitutes the entire agreement between Seller and Purchaser with respect to the Property and shall not be modified or amended except in a written document signed by Seller and Purchaser. Any prior agreement or understanding between Seller and Purchaser concerning the Property is hereby rendered null and void.

(c)Time is of the Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday. Furthermore, if the Closing does not occur on the Closing Date because of the occurrence of a “Force Majeure”, the Closing Date shall be extended to the next practical business day subsequent to such occurrence. For purposes of this Paragraph 13(c), the term “Force Majeure” means acts of God (including, but not limited to tornadoes, floods, hurricanes or other national disasters) expropriation or confiscation of facilities by any governmental authority, compliance with any order or request of any governmental authority, strikes, lockouts, riots, or other labor troubles or a national emergency, or similar causes not within Purchaser’s control. Additionally, notwithstanding that time is of the essence of this Agreement (except as set forth above), the parties hereto shall also have the notice and cure rights set forth in Section 12 of this Agreement prior to being in default hereunder.

(d)Headings. The captions and headings of this Agreement are for convenience of reference only and do not in any way limit or amplify the terms and provisions hereof.

(e)Further Assurances. As requested by one party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the requesting party, all rights, interests, powers or benefits intended to be conferred upon it by this Agreement. The rights, covenants and obligations contained in this Paragraph 13(e) shall survive the Closing hereof.

(f)Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

(g)Legal Fees. In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith shall be entitled to recover from such other party its costs and expenses, including actual, reasonable legal fees and associated court costs.

(h)Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express) or by facsimile or other electronic transmission (email) (provided any notice given by facsimile or email shall be followed the same notice given by overnight courier, personal delivery or certified mail), addressed as follows:

If to Seller:	HIGHWOODS REALTY LIMITED PARTNERSHIP
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1051
Attn: Jeffrey D. Miller
Fax: 919.431.1446
Email: jeff.miller@highwoods.com

With a copy to:	ELLIS & WINTERS LLP
4131 Parklake Avenue, Suite 400
Raleigh, North Carolina 27612
Attn: Tom Blue
Fax: 919.865.7010
Email: tom.blue@elliswinters.com

If to Purchaser:	SJ COMPANY I LLC
4900 Falls of Neuse Road, Suite 100
Raleigh, North Carolina 27609
Attn: Chuck Henline
Fax:
Email: chuck.henline@trailcreekinv.com

With a copy to:	MANNING, FULTON & SKINNER
3605 Glenwood Avenue, Suite 500
Raleigh, North Carolina 27612
Attn: Samuel T. Oliver, Jr.
Fax: 919.325.4620
Email: oliver@manningfulton.com

If to Escrowee:	Chicago Title Insurance Company

(i)Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of North Carolina.

(j)Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument. Facsimile copies or electronic images of signature pages shall be treated and deemed as originals.

(k)    Tax Deferred Exchange. The parties acknowledge that the conveyance of the Property to Purchaser may be structured by Seller as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code (the “Code”). Purchaser agrees to cooperate with Seller in effecting such like-kind exchange, provided that Seller shall bear all of the expenses associated therewith, and provided further that Seller’s ability to undertake any such exchange shall not in any manner be considered a condition of Seller’s obligations under this Agreement. It is contemplated that Seller may assign this Agreement to a “qualified intermediary” pursuant to Treasury Regulation Section 1.103(k)-I(g)4(v) and, notwithstanding any other provision hereof, Purchaser expressly consents to such assignment. Accordingly, in the event of such assignment, Purchaser shall, upon notice from Seller, direct Purchaser’s payment for the Property directly to the qualified intermediary and shall to the extent of the assignment, treat the qualified intermediary as the valid assignee hereof. Notwithstanding anything contained herein, Purchaser shall not be required to acquire or hold legal or beneficial title to, or any other interest, in any property other than the Property for purposes of consummating the exchange. In the event of any exchange, and notwithstanding that in connection with such exchange record title to the Property may be conveyed by Seller to an accommodation entity which thereupon conveys title to the Property to Purchaser, all covenants, agreements and indemnifications of Seller pursuant to this Agreement shall be deemed to be made by Seller, shall survive any conveyance to an accommodation party, shall continue in favor of and inure to the benefit of Purchaser and shall be enforceable by Purchaser against Seller to the extent provided in this Agreement as though the Property had been conveyed directly by Seller to Purchaser and the exchange shall in no way reduce, abridge or modify any of Seller’s obligations or any of Purchaser’s rights or remedies hereunder. Purchaser will have no liability to Seller under or in connection with the exchange, including in the event the exchange is not consummated, or in the event Seller does not achieve the desired tax treatment.

Seller acknowledges that Purchaser may, at Purchaser’s option, include Purchaser’s purchase of the Property in a like-kind exchange under the Code. Seller shall reasonably cooperate with Purchaser and shall execute any documents reasonably required to permit Purchaser to effect such a like-kind exchange pursuant to the Code, provided there shall be no additional cost to Seller.

(l)    Confidential Information. Purchaser acknowledges that all material information with respect to the Property furnished by Seller to Purchaser and information regarding the Property discovered by Purchaser during its due diligence thereof, other than information available generally to the public (collectively, the “Confidential Information”), is and has been so furnished, or will be discovered by Purchaser, on the condition that Purchaser maintains the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its members, officers, employees, agents, contractors and representatives to, hold in strict confidence, and not disclose to any other person or entity without the prior written consent of Seller until the Closing shall have been consummated, any of the Confidential Information in respect of the Property. If the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return, or cause to be returned, to Seller all copies of such Confidential Information without retaining, or permitting retention of, any copy thereof. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such Confidential Information (i) on a need-to-know basis to its employees, its title insurer, equity investors, lenders and members of professional firms serving it in connection with this transaction, including, without limitation, its attorneys, accountants, architects, environmental consultants and engineers, and its clients; (ii) as any governmental agency or authority may require in order to comply with applicable laws or regulations; and (iii) if required by an order of any court of competent jurisdiction. Seller and Purchaser agree not to disclose to anyone the financial terms of the transactions contemplated by this Agreement, other than as required by law or a court order. The provisions of this subparagraph shall survive Closing.

(m)    Press Releases. Purchaser agrees that it will not make any public statement, including without limitation, any press release, with respect to this Agreement and the transaction contemplated hereby.

(n)    Intentionally omitted.

(o)    Intentionally omitted.

(p)Exhibits. The following exhibits are acknowledged to be attached to and form a part of this Agreement, provided that any exhibit not attached hereto on the Effective Date shall be agreed to and attached within ten (10) days after the Effective Date:

Exhibit A    Legal Description of the Premises

Exhibit B    List of Personal Property

Exhibit C    List of Leases

Exhibit D    List of Service Contracts for the Premises

Exhibit E    Form of Escrow Agreement

Exhibit F    Form of Special Warranty Deed

Exhibit G    Form of Bill of Sale

Exhibit H    Form of Assignment and Assumption of Leases

Exhibit I        Form of Assignment and Assumption of Assumed Service Contracts

Exhibit J        Pending Actions, Proceedings or Investigations

Exhibit K    Building Code, Zoning Violations or Other Violations

Exhibit L    Environmental Notices

14.INDEMNITOR’S RIGHTS OF PARTICIPATION. Any party entitled to indemnification under this Agreement (the “Indemnified Party”) shall, within ten (10) business days after the receipt of written notice of the assertion or imposition of any claim (but in no event later than fifteen (15) business days prior to the date any response or answer is due in any proceeding) in respect of which indemnity may be sought from the party against whom an indemnity obligation is asserted pursuant to this Agreement (the “Indemnifying Party”), notify the Indemnifying Party in writing of the receipt of existence of such claim and afford the Indemnifying Party the right and opportunity to participate in any litigation or arbitration related to such claim (but without any obligation to so participate). The omission of the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability in respect of such claim which it may have to the Indemnified Party on account of this Agreement, except, however, the Indemnifying Party shall be relieved of liability to the extent that the failure to so notify (a) shall have caused prejudice to the defense of such claim, or (b) shall have increased the costs or liability of the Indemnifying Party by reason of the inability or failure of the Indemnifying Party (because of the lack of prompt notice from the Indemnified Party) to be involved in any investigations or negotiations regarding any such claim, nor shall it relieve the Indemnifying Party from any other liability which it may have to the Indemnified Party. In case any such claim shall be asserted or commenced against an Indemnified Party and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall assume the defense thereof with counsel free of conflict and otherwise reasonably satisfactory to the Indemnified Party, and, after actually so assuming the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In the event that the Indemnifying Party does not assume the defense, or conduct settlement of any claim, the Indemnified Party may settle such claim without the written consent of the Indemnifying Party. Nothing in this Section 14 shall be construed to mean that Purchaser shall be responsible for any obligations, acts or omissions of Seller prior to Closing, except for those obligations and liabilities expressly assumed by Purchaser pursuant to this Agreement, and nothing in this Agreement shall be construed to mean that Seller shall be responsible for any obligations, acts or omissions of Purchaser on or after Closing, except for those obligations and liabilities arising on or after Closing expressly assumed (if any) by Seller pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE
TO
AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE AND RELATED PROPERTY
BY AND BETWEEN
HIGHWOODS REALTY LIMITED PARTNERSHIP (“Seller”)
AND
SJ COMPANY I LLC (“Purchaser”)

DATED JANUARY 29, 2016

SELLER:	HIGHWOODS REALTY LIMITED PARTNERSHIP,
a North Carolina limited partnership

	By:	Highwoods Properties, Inc.,
a Maryland corporation, its Sole General Partner

	By:	/s/ Jeffrey D. Miller
	Name:	Jeffrey D. Miller
	Title:	Senior Vice President & General Counsel

SIGNATURE PAGE
TO
AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE AND RELATED PROPERTY
BY AND BETWEEN
HIGHWOODS REALTY LIMITED PARTNERSHIP (“Seller”)
AND
SJ COMPANY I LLC (“Purchaser”)

DATED JANUARY 29, 2016

PURCHASER:	SJ COMPANY I LLC
a North Carolina limited liability company

	By:	/s/ O. Temple Sloan, Jr.
	Name:	O. Temple Sloan, Jr.
	Its:	Manager